EXHIBIT 23 TO FORM 8-K REPORT



                       Consent of Independent Accountants

We hereby consent to the incorporation by reference of our report dated February 17, 2000 included in Exhibit 99.2 of this Current Report on Form 8-K of Consolidated Edison, Inc.("Con Edison") in: (i) the Prospectus constituting part of Con Edison's Registration Statement on Form S-3 (No. 333-69013) relating to the Con Edison Automatic Dividend Reinvestment and Cash Payment Plan; (ii) the Prospectus constituting part of Con Edison's Registration Statement on Form S-8 (No. 333-04463-99) relating to the Con Edison 1996 Stock Option Plan; and (iii) the Prospectus constituting part of Con Edison's Registration Statement on Form S-8 (No. 333-48475) relating to The Consolidated Edison Discount Stock Purchase Plan.




PricewaterhouseCoopers LLP
New York, NY

February 28, 2000